Exhibit (n)

MONEY MARKET FUNDS

AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

INTRODUCTION

This plan (the “Plan”) is adopted pursuant to Rule 18f-3(d) of the Investment Company Act of 1940, as amended (the “1940 Act”), and will be effective as of November 1, 2005, as amended and restated as of July 31, 2011 and April 21, 2016.  The Plan relates to shares of the open-end investment companies to which Morgan Stanley Investment Management Inc. acts as investment adviser, that are listed on Schedule A, as may be amended from time to time (each, a “Fund” and collectively, the “Funds”). The Funds are distributed pursuant to a system in which each class of shares (each, a “Class” and collectively, the “Classes”) of a Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.        DISTRIBUTION ARRANGEMENTS

One or more Classes of shares of the Funds are offered for purchase by investors with the sales load structure described below.  The Classes are further differentiated by a distribution arrangement whereupon the R Class settles purchase orders on the next business day and S Class settles purchase orders same day, as described in a Fund’s prospectus and statement of additional information.

2.        S CLASS

S Class shares are offered at net asset value per share without the imposition of any sales charge.  S Class shares are also subject to payments under the Funds’ Amended and Restated Shareholder Services Plan to pay participating broker-dealers compensation for the provision of services to shareholders incurred by them specifically on behalf of the S Class, assessed at an annual rate of up to 0.15% of average daily net assets of the S Class.

3.          R CLASS

R Class shares are offered at net asset value per share without the imposition of any sales charge.  R Class shares are also subject to payments under the Funds’ Amended and Restated Shareholder Services Plan to pay participating broker-dealers compensation for the provision of services to shareholders incurred by them specifically on behalf of the R Class, assessed at an annual rate of up to 0.15% of average daily net assets of the R Class.

4.       ADDITIONAL CLASSES OF SHARES

The Boards of Trustees of the Fund has the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

II.        EXPENSE ALLOCATIONS

Expenses incurred by a Fund are allocated among the various Classes of shares pro rata based on the net assets of the Fund attributable to each Class, except that service fees relating to a particular Class are allocated directly that that Class.  In addition, other expenses associated with a particular Class (except advisory or custodial fees), shall be allocated directly to that Class, provided that such expenses are reasonably identified as specifically attributable to that Class and the direct allocation to that Class is approved by the Fund’s Board of Trustees.

III.      CLASS DESIGNATION

All shares of Morgan Stanley New York Municipal Money Market Trust held prior to November 1, 2005 have been designated Reserve Class shares. All shares of the Funds, except Morgan Stanley New York Municipal Money Market Trust, held prior to April 21, 2016 have been designated R Class shares. AA Sweep Class and Reserve Class of Morgan Stanley New York Municipal Money Market Trust have been designated S Class and R Class, respectively, as of September 28, 2016.

IV.     EXCHANGE PRIVILEGES

Shares of a Class may be exchanged for shares of certain other investment companies without the imposition of an exchange fee as described in the prospectus and statement of additional information of a Fund.  The exchange privilege of a Fund may be terminated or revised at any time by the Fund upon such notice as may be required by applicable regulatory agencies or in certain instances without notice as described in each Fund’s prospectus.

V.        VOTING

Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

MONEY MARKET FUNDS

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

SCHEDULE A

AT SEPTEMBER 28, 2016

S CLASS SHARES

Morgan Stanley California Tax-Free Daily Income Trust

Morgan Stanley New York Municipal Money Market Trust

Morgan Stanley Tax-Free Daily Income Trust

Morgan Stanley U.S. Government Money Market Trust

R CLASS SHARES

Morgan Stanley California Tax-Free Daily Income Trust

Morgan Stanley New York Municipal Money Market Trust

Morgan Stanley Tax-Free Daily Income Trust

Morgan Stanley U.S. Government Money Market Trust